EXHIBIT 99

                            FOR IMMEDIATE RELEASE


        MEDIA CONTACT:                       INVESTOR CONTACT:
        Alan Marks                           Pamela Catlett
        503.671.4235                         503.671.4589


       NIKE, INC. REPORTS FISCAL 2006 EARNINGS PER SHARE GROWTH OF 18 PERCENT

           Revenue up 9 percent to $15.0 billion for the year; worldwide futures orders up 5 percent


BEAVERTON, Ore. (27 June, 2006) - NIKE, Inc. (NYSE:NKE) today reported financial results for the 2006 fiscal year, ended May 31, 2006. For the fiscal year, revenues grew 9 percent to $15.0 billion, compared to $13.7 billion last year. Net income increased 15 percent to $1.4 billion, compared to $1.2 billion last year, and diluted earnings per share increased 18 percent to $5.28 versus $4.48 last year. For the fourth quarter, revenues increased 8 percent to $4.0 billion, compared to $3.7 billion for the same period last year. Fourth quarter net income declined 5 percent to $332.8 million, compared to $349.5 million in the prior year, and diluted earnings per share declined 2 percent to $1.27, versus $1.30 last year. Changes in currency exchange rates reduced revenue growth by 1 percentage point for the full year, and 2 percentage points for the fourth quarter.

A previously disclosed one-time charge for the Converse arbitration ruling reduced fourth quarter diluted earnings per share by $0.12. Excluding the charge, fourth quarter net income increased 4 percent and diluted earnings per share increased 7 percent to $1.39. For the full year, excluding the charge, earnings per share were $5.39, up 20 percent compared to last year.

Mark Parker, Nike, Inc. President and Chief Executive Officer, said, "With deeper focus on discrete segments of our business, strong connections with consumers through global initiatives such as Joga Bonito, and compelling product innovations such as Air Max 360, we delivered very strong earnings growth and record revenues for the year. The Nike brand has never been stronger. We deepened our brand leadership in core categories such as basketball and soccer, and experienced strong growth in key markets such as the United States, Latin America, China and Russia. Our broader brand portfolio also performed well, with stellar performances for the year from Brand Jordan, Nike Golf and Converse."

"As we drive top-line results and extend our brand leadership," Parker continued, "we also remain committed to creating value for shareholders. Our management focus on operating expense leverage is playing an increasingly important role in delivering our long-term financial goals and we continue to deliver strong cash returns to shareholders through increased share repurchases and a rising dividend payout ratio."


Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from June 2006 through November 2006, totaling $6.6 billion, 5 percent higher than such orders reported for the same period last year. Changes in currency exchange rates had no significant impact on this growth.*

By region, futures orders for the U.S. increased 9 percent; Europe (which includes the Middle East and Africa) increased 1 percent; Asia Pacific grew 10 percent; and the Americas decreased 1 percent. Changes in currency exchange rates did not have a material effect on reported futures orders in Europe. In the Asia Pacific region changes in currency exchange rates increased reported futures orders by 1 percentage point; in the Americas region, changes in currency exchange rates decreased reported futures orders by 3 percentage points.*

Regional Highlights

U.S.
____
During the fourth quarter, U.S. revenues increased 10 percent to $1.5 billion versus $1.3 billion for the same period last year. Footwear revenues increased 10 percent to $993.7 million. Apparel revenues increased 18 percent to $395.7 million. Equipment revenues declined 12 percent to $74.3 million. U.S. pre-tax income improved 11 percent to $347.4 million.

For the full fiscal year, U.S. revenues were up 12 percent to $5.7 billion. Footwear revenues increased 14 percent to $3.8 billion, apparel revenues grew 9 percent to $1.6 billion and equipment revenues declined 5 percent to $298.7 million. U.S. pre-tax income rose 10 percent to $1.2 billion for the fiscal year.

Europe
______
Fourth quarter revenues for the European region grew 2 percent to $1.2 billion from $1.1 billion for the same period last year. Changes in currency exchange rates reduced revenue growth by 8 percentage points. Footwear revenues were $672.2 million, down 3 percent from $689.6 million last year. Apparel revenues grew by 8 percent to $397.1 million and equipment revenues increased 13 percent to $82.3 million. Fourth quarter pre-tax income declined 10 percent to $227.6 million.

Full fiscal year European revenues grew 1 percent to $4.3 billion. Changes in currency exchange rates reduced revenue growth by 4 percentage points. Footwear revenues were down 2 percent to $2.5 billion, apparel revenues increased 4 percent to $1.6 billion and equipment revenues grew 10 percent to $313.3 million. European fiscal year pre-tax income increased 5 percent to $960.7 million.

Asia Pacific
____________
Fourth quarter revenues for the Asia Pacific region grew 4 percent to $558.6 million compared to $535.0 million a year ago. Changes in currency exchange rates reduced revenue growth by 4 percentage points. Footwear revenues were up 3 percent to $277.2 million, apparel revenues increased 7 percent to $225.5 million and equipment revenues grew 2 percent to $55.9 million. Fourth quarter pre-tax income declined 30 percent to $86.3 million.

For the full fiscal year, Asia Pacific revenues increased 8 percent to $2.1 billion, compared to $1.9 billion last year. Changes in currency exchange rates reduced revenue growth by 1 percentage point. Footwear revenues were $1.0 billion, up 8 percent from $962.9 million last year. Apparel revenues increased 8 percent to $815.6 million and equipment revenues grew by 8 percent to $194.1 million. Pre-tax income increased 3 percent to $412.5 million for the fiscal year.

Americas
________
Fourth quarter revenues in the Americas region increased 17 percent to $236.0 million compared to $201.1 million last year. Changes in currency exchange rates contributed 8 percentage points to this growth rate. Footwear revenues were up 17 percent to $156.6 million, apparel revenues increased 15 percent to $61.3 million and equipment jumped 34 percent to $18.1 million. Pre-tax income was up 11 percent to $32.1 million for the quarter.

Full fiscal year revenues for the Americas region grew 30 percent to $904.9 million, 11 percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues increased 33 percent to $635.3 million, apparel revenues grew 19 percent to $201.8 million, and equipment revenues rose 41 percent to $67.8 million. Pre-tax income increased 48 percent for the fiscal year to $172.6 million.

Other Businesses
________________
For the fourth quarter, Other business revenues, which include Converse Inc., NIKE Golf, NIKE Bauer Hockey Inc., Cole Haan, Hurley International LLC and Exeter Brands Group LLC, grew 13 percent to $595.5 million from $529.2 million last year. For the fiscal year Other business revenues increased 12 percent to $1.9 billion. Pre-tax income was down 33 percent to $45.0 million for the fourth quarter, which includes the previously disclosed one-time charge at Converse. For the fiscal year, Other business pre-tax income was relatively flat compared to the prior year at $151.6 million. Excluding the one-time charge of approximately $52 million at Converse, pre-tax income was up 44 percent for the quarter, and 34 percent for the year.

Income Statement Review

Fourth quarter gross margins were 43.8 percent compared to 45.2 percent last year. For the fiscal year gross margins were 44.0 percent compared to
44.5 percent last year. Selling and administrative expenses were 30.8 percent of fourth quarter revenues, compared to 30.6 percent last year. For the fiscal year, selling and administrative expenses were 29.9 percent of fiscal year revenues versus 30.7 percent last year. The effective tax rate for the fourth quarter was 34.9 percent and 35.0 percent for the fiscal year.

Balance Sheet Review

At the end of the fiscal year, global inventories stood at $2.1 billion, an increase of 15 percent from May 31, 2005. Cash and short-term investments were $2.3 billion at the end of the fiscal year, compared to $1.8 billion last year.

Share Repurchase
During the fourth quarter, the Company purchased a total of 3,200,900 shares for approximately $263 million in conjunction with the Company's four-year, $1.5 billion share repurchase program that was approved by the Board of Directors in June 2004. For the fiscal year, the Company purchased 9,453,800 shares under this program. In June, the Board of Directors authorized a new four-year, $3 billion, share repurchase program.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; NIKE Bauer Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.

NIKE's earnings releases and other financial information are available on the Internet at www.nikebiz.com/invest.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.



                              (Tables Follow)




                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                           FOR THE PERIOD ENDED MAY 31, 2006

                                  (In millions, except per share data)
INCOME                         QUARTER ENDING                     YEAR ENDING
STATEMENT                  05/31/2006  05/31/2005  %Chg   05/31/2006  05/31/2005  %Chg
======================================================  ============================
Revenues                     $4,005.4    $3,721.4    8%    $14,954.9   $13,739.7    9%
Cost of sales                 2,252.0     2,038.7   10%      8,367.9     7,624.3   10%
                          _______________________           ______________________
Gross margin                  1,753.4     1,682.7    4%      6,587.0     6,115.4    8%
                               43.8 %      45.2 %             44.0 %      44.5 %

Selling and administrative
 expense                      1,232.1   1,139.2      8%      4,477.8     4,221.7    6%
                               30.8 %      30.6 %               29.9 %      30.7 %

Interest (income) expense, net(16.3)      (3.6)      -         (36.8)        4.8    -
Other expense, net             26.4        9.2       -           4.4        29.1    -
                          -----------------------           ----------------------

Income before income taxes    511.2       537.9     -5%      2,141.6     1,859.8   15%

Income taxes                  178.4       188.4     -5%        749.6       648.2   16%
                          -----------------------           ----------------------
                             34.9 %      35.0 %               35.0 %      34.9 %

Net income                   $332.8      $349.5     -5%     $ 1,392.0   $1,211.6   15%
                          =======================           ======================
Diluted EPS                   $1.27       $1.30     -2%        $5.28       $4.48   18%
                        =======================             ======================
Basic EPS                     $1.29       $1.34     -4%        $5.37       $4.61   16%
                        =======================             ======================


Weighted Average Common Shares Outstanding:

Diluted                       261.4       268.5              263.8       270.3
Basic                         257.2       261.1              259.0       262.6
                        =======================         =======================
Dividends declared            $0.31       $0.25              $1.18       $0.95
                        =======================         =======================



NIKE, INC.
BALANCE SHEET*                                   05/31/2006   05/31/2005
=========================================================================
   ASSETS
Current assets:
   Cash and equivalents                              $954.2     $1,388.1
   Short-term investments                           1,348.8        436.6
   Accounts receivable, net                         2,395.9      2,262.1
   Inventories                                      2,076.7      1,811.1
   Deferred income taxes                              203.3        110.2
   Prepaid expenses and other
     current assets                                   380.1        343.0

   Total Current Assets                             7,359.0      6,351.1

Property, plant and equipment                       3,408.3      3,179.2
   Less accumulated depreciation                    1,750.6      1,573.4
   Property, plant and equipment, net               1,657.7      1,605.8

Identifiable intangible assets, net                   405.5        406.1
Goodwill                                              130.8        135.4
Deferred income taxes and other assets                316.6        295.2

                                                 ------------------------
Total Assets                                       $9,869.6     $8,793.6
                                                 ========================

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                 $255.3         $6.2
   Notes payable                                       43.4         69.8
   Accounts payable                                   952.2        775.0
   Accrued liabilities                              1,286.9      1,053.2
   Income taxes payable                                85.5         95.0

   Total Current Liabilities                        2,623.3      1,999.2

Long-term debt                                        410.7        687.3
Deferred income taxes and other liabilities           550.1        462.6
Redeemable preferred stock                              0.3          0.3
Shareholders' equity                                6,285.2      5,644.2

                                                 ------------------------
Total Liabilities and Shareholders' Equity         $9,869.6     $8,793.6
                                                 ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2006 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC                      QUARTER ENDING                  YEAR ENDING
Divisional Revenues       05/31/2006 05/31/2005  %Chg   05/31/2006 05/31/2005  %Chg
=====================================================  ============================
U.S. Region
     Footwear                 $993.7     $907.2   10%     $3,832.2   $3,358.2   14%
     Apparel                   395.7      335.9   18%      1,591.6    1,457.7    9%
     Equipment                  74.3       84.3  -12%        298.7      313.4   -5%
                         ----------------------        ----------------------
          Total              1,463.7    1,327.4   10%      5,722.5    5,129.3   12%

EMEA Region
     Footwear                  672.2      689.6   -3%      2,454.3    2,500.0   -2%
     Apparel                   397.1      366.1    8%      1,559.0    1,497.1    4%
     Equipment                  82.3       73.0   13%        313.3      284.5   10%
                         ----------------------        ----------------------
          Total              1,151.6    1,128.7    2%      4,326.6    4,281.6    1%

Asia Pacific Region
     Footwear                  277.2      269.8    3%      1,044.1      962.9    8%
     Apparel                   225.5      210.6    7%        815.6      755.5    8%
     Equipment                  55.9       54.6    2%        194.1      178.9    8%
                         ----------------------        ----------------------
          Total                558.6      535.0    4%      2,053.8    1,897.3    8%

Americas Region
     Footwear                  156.6      134.4   17%        635.3      478.6   33%
     Apparel                    61.3       53.2   15%        201.8      169.1   19%
     Equipment                  18.1       13.5   34%         67.8       48.1   41%
                         ----------------------        ----------------------
          Total                236.0      201.1   17%        904.9      695.8   30%

                             3,409.9    3,192.2    7%     13,007.8   12,004.0    8%

Other                          595.5      529.2   13%      1,947.1    1,735.7   12%

Total NIKE, Inc. revenues   $4,005.4   $3,721.4    8%    $14,954.9  $13,739.7    9%







NIKE, INC
                            QUARTER ENDING                       YEAR ENDING
Pre-tax Income1,*        05/31/2006 05/31/2005 %Chg         05/31/2006 05/31/2005 %Chg
===================================================================================
USA Region             $  347.4   $  312.4    11%          $1,244.5   $1,127.9   10%
EMEA Region               227.6      254.2   -10%             960.7      917.5    5%
Asia Pacific Region        86.3      124.0   -30%             412.5      399.8    3%
Americas Region            32.1       29.0    11%             172.6      116.5   48%
Other                      45.0       67.4   -33%             151.6      151.4    -
Corporate2               (227.2)    (249.1)    9%            (800.3)    (853.3)   6%
                      ______________________               _____________________
Total Pre-tax Income1  $  511.2   $  537.9    -5%          $2,141.6   $1,859.8   15%
                      ======================               =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.

* Certain prior year amounts have been reclassified to conform to fiscal year 2006 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.





NIKE, INC

NET INCOME AND DILUTED      QUARTER ENDING                       YEAR ENDING
EPS RECONCILIATION1     05/31/2006 05/31/2005 %Chg         05/31/2006 05/31/2005 %Chg
===================================================================================
Net income, as reported  $ 332.8    $ 349.5    -5%          $1,392.0   $1,211.6   15%

Exclude:  One time
charge, net of tax*         30.8          -     -               30.8         -     -
                         ___________________                ____________________

Net income, excluding
one time charge*          $ 363.6    $ 349.5    4%           $1,422.8   $1,211.6   17%
                         ===================                ====================

Diluted EPS, as reported $  1.27    $  1.30    -2%           $   5.28   $  4.48   18%

Diluted EPS, excluding
one time charge*          $ 1.39     $  1.30    7%           $   5.39    $  4.48   20%



1 This schedule is intended to satisfy the quantitative reconciliation for non-GAAP financial measures in accordance with Regulation G of the Securities and Exchange Commission.

* This one time charge relates to a previously disclosed arbitration ruling involving a licensing agreement contract dispute between NIKE, Inc.'s Converse subsidiary and a former South American licensee.


NIKE, INC

OTHER BUSINESSES PRE-TAX    QUARTER ENDING                       YEAR ENDING
INCOME RECONCILIATION1,2   05/31/2006 05/31/2005 %Chg         05/31/2006 05/31/2005 %Chg
===================================================================================
Other businesses pre-tax
income, as reported      $  45.0    $  67.4   -33%           $  151.6   $  151.4    -

Exclude:  One time charge*  51.9          -     -                 51.9       -      -
                         ___________________                ____________________

Other businesses pre-tax
income, excluding
one time charge*         $  96.9    $  67.4    44%           $  203.5   $  151.4    34%
                        ====================                ====================




1 This schedule is intended to satisfy the quantitative reconciliation for non-GAAP financial measures in accordance with Regulation G of the Securities and Exchange Commission.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2006 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

* This one time charge relates to a previously disclosed arbitration ruling involving a licensing agreement contract dispute between NIKE, Inc's Converse subsidiary and a former South American licensee.